Exhibit 99.1

Press Release

Diosdado Banatao Elected Interim President and CEO of Ikanos

John Quigley Resigns as Director, President and CEO; Company Confirms Second Quarter Guidance

FREMONT, Calif., June 15, 2011 — Ikanos Communications, Inc. (NASDAQ: IKAN), a leading provider of advanced broadband semiconductor and software products for the digital home, today announced that, effective immediately, John Quigley has resigned as president and CEO, and as a member of its board of directors. Diosdado Banatao, the executive chairman of Ikanos’ board of directors, was elected interim president and CEO effective immediately. The Company will begin a search for a new president and CEO.

“We thank John for the job he has done as Ikanos’ president and CEO,” said Banatao. “His engineering expertise, business acumen and leadership will be missed. He helped the Company turn an important corner, brought greater focus to the organization and drove the development of truly breakthrough broadband technologies that should propel Ikanos’ future growth.”

“Working together as a team we have established both a truly compelling roadmap and the disciplined processes and thinking to execute and deliver it. Moving forward, I will now be pursuing interests more aligned to my passion for change management and enabling both individuals and organizations to explore the unfettered art of the possible,” said Quigley.

Banatao has been the Company’s chairman of the board since August 2009 and executive chairman of the board since April 2010 and previously served as the Company’s interim president and chief executive officer from April 2010 to July 2010. Banatao has served as a founder and managing partner of Tallwood Venture Capital, a venture capital firm, since July 2000. From April 2008 to June 2009, Banatao served as interim chief executive officer of SiRF Technology Holdings, Inc., a publicly-traded company that was acquired by CSR plc in June 2009 (SiRF).

From October 2006 to August 2007, Banatao served as interim president and chief executive officer of Inphi Corporation. Prior to forming Tallwood, Banatao was a venture partner at the Mayfield Fund, a venture capital firm, from January 1998 to May 2000. Banatao co-founded three technology startups: S3 Graphics Ltd in 1989, Chips & Technologies, Inc. in 1985 and Mostron in 1984. Banatao holds a B.S. in Electrical Engineering from the Mapua Institute of Technology in the Philippines and an M.S. in Electrical Engineering from Stanford University.

Ikanos Reconfirms Guidance

In addition, the Company confirmed its revenue and earnings outlook for the second quarter of fiscal 2011. The Company expects its revenues for the second quarter to be between $31.0 million and $34.0 million.

About Ikanos Communications, Inc.

Ikanos Communications, Inc. (NASDAQ: IKAN) is a leading provider of advanced broadband semiconductor and software products for the digital home. The Company’s broadband DSL, communications processors and other offerings power access infrastructure and customer premises equipment for many of the world’s leading network equipment manufacturers and telecommunications service providers. For more information, visit www.ikanos.com.

© 2011 Ikanos Communications, Inc. All Rights Reserved. Ikanos Communications, Ikanos, the Ikanos logo, the Bandwidth without boundaries tagline, Fusiv, Fx, FxS, iQV and Ikanos Velocity are among the trademarks or registered trademarks of Ikanos Communications. All other trademarks mentioned herein are properties of their respective holders.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document contains forward-looking statements that are subject to risks and uncertainties concerning Ikanos Communications, including statements regarding its future growth, the Company’s roadmap and the expected revenue for the second quarter of 2011. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, but are not limited to, macroeconomic conditions which may cause Ikanos’ customers to defer purchasing plans, the acceptance of products by Ikanos’ customers, the continued demand by telecommunications service providers for specific xDSL semiconductor products, the failure of service providers to implement deployment plans on schedule or at all, Ikanos’ continued ability to obtain and deliver production volumes of new and current products and technologies, Ikanos’ ability to generate demand and close transactions for the sale of its products, Ikanos’ ability to develop commercially successful products as a result of its current research and development programs, final calculation of costs of goods sold, operating expenses and other accounts that remain preliminary at this time. In addition, for a more extensive discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Ikanos’ most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as other reports that Ikanos files from time to time with the Securities and Exchange Commission. Ikanos is under no obligation to update these forward-looking statements to reflect events or circumstances subsequent to date of this press release.

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